EXECUTION COPY

INDIRECT PARTICIPATION INTEREST

PURCHASE AGREEMENT

BETWEEN

BONTAN CORPORATION INC.,

AS SELLER,

AND

KINGS ROAD INVESTMENTS LIMITED

AS PURCHASER,

July 5, 2005

EXECUTION COPY

- i -

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE

Section 1.1

Purchase and Sale

Section 1.2

Certain Definitions

ARTICLE 2 PURCHASE PRICE

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1

Existence and Qualification

Section 3.2

Power

Section 3.3

Authorization and Enforceability

Section 3.4

No Conflicts

Section 3.5

Consents to Assignment and Preferential Rights

Section 3.6

Bontan IPI

Section 3.7

Completion Election

Section 3.8

Litigation

Section 3.9

Liability for Brokers’ Fees

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1

Existence and Qualification

Section 4.2

Power

Section 4.3

Authorization and Enforceability

Section 4.4

No Conflicts

Section 4.5

Litigation

Section 4.6

Liability for Brokers’ Fees

ARTICLE 5 COVENANTS OF THE PARTIES

Section 5.1

Public Announcements

Section 5.2

Assumption of Obligations

Section 5.3

Further Assurances

ARTICLE 6 CONDITIONS TO CLOSING

Section 6.1

Conditions of Seller to Closing

Section 6.2

Conditions of Purchaser to Closing

ARTICLE 7 CLOSING

Section 7.1

Time and Place of Closing

Section 7.2

Obligations of Seller at Closing

Section 7.3

Obligations of Purchaser at Closing

ARTICLE 8 TAX MATTERS

ARTICLE 9 INDEMNIFICATION; LIMITATIONS

Section 9.1

Indemnification

Section 9.2

Indemnification Actions

Section 9.3

Survival; Limitation on Actions

ARTICLE 10 TERMINATION

Section 10.1

Termination

Section 10.2

Notice of Termination

Section 10.3

Effect of Termination

ARTICLE 11 MISCELLANEOUS

Section 11.1

Counterparts

Section 11.2

Notices

Section 11.3

Expenses

Section 11.4

Governing Law

Section 11.5

Captions

Section 11.6

Waivers

Section 11.7

Assignment

Section 11.8

Records

Section 11.9

Entire Agreement

Section 11.10

Amendment

Section 11.11

No Third-Person Beneficiaries

Section 11.12

References

Section 11.13

Construction

Section 11.14

Dispute Resolution

INDIRECT PARTICIPATION INTEREST PURCHASE AGREEMENT

This Indirect Participation Interest Purchase Agreement (this “Agreement”) is dated as of July 5, 2005 (the “Effective Date”), by and between Bontan Corporation Inc., an Ontario corporation (“Seller”) and Kings Road Investments Limited, a Cayman Islands limited liability company (“Purchaser”).  Seller and Purchaser are sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Seller, as successor in interest to Advisory Group Limited, is a party to that certain Indirect Participation Interest Agreement (the “Bontan IPI Agreement”) with PNG Drilling Ventures Limited (“PNGDV”) dated July 21, 2003, whereby Seller agreed to participate in funding certain of PNGDV’s drilling obligations in connection with an exploration program on the Licenses (as defined herein) pursuant to that certain Drilling Participation Agreement between PNGDV’s parent corporation, InterOil Corporation (“InterOil”) and PNGDV in exchange for a .75% Indirect Participation Interest Percentage in the Participation Area (as defined in the Bontan IPI Agreement) (the “Bontan IPI” or the “Contract Interests”); and

WHEREAS, Seller wishes to sell, transfer, convey, assign and deliver, and Purchaser wishes to acquire, purchase and pay for, all of Seller’s right, title and interest in and to the Bontan IPI.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1  PURCHASE AND SALE

Section 1.1

Purchase and Sale

.  On the terms and conditions contained in this Agreement, Seller agrees to sell, transfer, convey, assign and deliver to Purchaser and Purchaser agrees to agrees to acquire, purchase and pay for, the Contract Interests.

Section 1.2

Certain Definitions

.  As used herein:

(a)

“AAA” shall have the meaning given to such term in Section 11.14(b).

(b)

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

(c)

“Agreement” shall have the meaning given to such term in the Preamble.

(d)

“Assignment” shall have the meaning given to such term in Section 7.2(a)(i).

(e)

“Bontan IPI” is defined in the first Recital.

(f)

“Claim” shall have the meaning given to such term in Section 9.2(b).

(g)

“Claim Notice” shall have the meaning given to such term in Section 9.2(b).

(h)

“Closing” shall have the meaning given to such term in Section 7.1.

(i)

“Closing Date” shall have the meaning given to such term in Section 7.1.

(j)

“Contract Interests” is defined in the first Recital.

(k)

“Damages” shall have the meaning given to such term in Section 9.1(c).

(l)

“Dispute” shall have the meaning given to such term in Section 11.14(a).

(m)

“Effective Date” shall have the meaning given to such term in the Preamble.

(n)

“Governmental Authority” means any government and/or any political subdivision thereof, including departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities.

(o)

“Indemnified Person” shall have the meaning given to such term in Section 9.2(a).

(p)

“Indemnifying Person” shall have the meaning given to such term in Section 9.2(a).

(q)

“InterOil” is defined in the first Recital.

(r)

“Laws” means all constitutions, laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.

(s)

“Licenses” means, individually and collectively, PPL 236, PPL 237 and PPL 238 in Papua New Guinea or any PDL that may be issued out of any such PPL, and includes any extension, renewal or variation of such License.

(t)

“Oil and Gas Act” means the Oil and Gas Act 1998 (No. 49 of 1998) of Papua New Guinea, as amended from time to time.

(u)

“Party” and “Parties” shall have the meaning given to such terms in the Preamble.

(v)

“PDL” means a Petroleum Development License granted under the Oil and Gas Act.

(w)

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(x)

“PPL” means a Petroleum Prospecting License granted under the Oil and Gas Act.

(y)

“Purchase Price” shall have the meaning given to such term in Article 2.

(z)

“Purchaser” shall have the meaning given to such term in the Preamble.

(aa)

“Records” means all documents, books, records, technical information and other data in the possession of or otherwise obtainable by Seller reasonably related to Contract Interests, excluding any materials that are privileged.

(bb)

“Seller” shall have the meaning given to such term in the Preamble.

(cc)

“Tax” means all taxes, including income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any other assessments, duties, fees, levies or other charges imposed by a Governmental Authority together with any interest, fine or penalty thereon, or addition thereto.

ARTICLE 2  PURCHASE PRICE

The “Purchase Price” for the Contract Interests shall be Three Million Two Hundred Thousand United States Dollars (U.S. $3,200,000).

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to the Purchaser as of the date of this Agreement and, except as otherwise expressly provided, as of the Closing Date, that:

Section 3.1

Existence and Qualification

.  Seller is a corporation duly organized and validly existing under the laws of Ontario, Canada and is duly qualified to do business as a foreign corporation in each jurisdiction in which it is required to qualify in order to conduct its business.

Section 3.2

Power

.  Seller has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by Seller at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

Section 3.3

Authorization and Enforceability

.  The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all documents required to be executed and delivered by Seller at Closing shall be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.4

No Conflicts

.  The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement shall not (A) violate any provision of the articles of incorporation, by-laws or other organizational documents of Seller, (B) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Seller is a party or by which it is bound, (C) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest or (D) violate any Laws applicable to Seller.

Section 3.5

Consents to Assignment and Preferential Rights

.  No third Person has any preferential right, right of first opportunity or any similar right to purchase the Contract Interests and the consummation of the transactions contemplated herein will not require the consent of, or the provision of notice of such transactions to, any third Persons other than InterOil and/or PNGDV.

Section 3.6

Bontan IPI

.  Seller owns and has valid title to the Contract Interests free and clear of all liens, charges and encumbrances.  Seller and PNGDV are the only parties to the Bontan IPI Agreement and neither Seller nor, to the knowledge of Seller, PNGDV has assigned, delegated or otherwise encumbered any its rights or duties under the Bontan IPI Agreement.  Neither Seller nor, to the knowledge of Seller, PNGDV is in breach of or default under the Bontan IPI Agreement.  To the knowledge of the Seller, the Bontan IPI Agreement is a valid, binding and enforceable agreement of Seller and PNGDV in accordance with its terms.  The Bontan IPI Agreement has not been modified, amended or supplemented, either orally or in writing.  Seller has not received any notice alleging any breach or default under the Bontan IPI Agreement on the part of any party thereto, and Seller is not aware of any existing facts or circumstances which with the giving of notice or the lapse of time, or both, would constitute a breach or default under the Bontan IPI Agreement.  There is no dispute between the current or any prior parties to the Bontan IPI Agreement as to the interpretation thereof or as to whether any party is or was in breach or default thereunder, and no party to the Bontan IPI Agreement has given notice of its intention to, or its evaluation of whether to, terminate the Bontan IPI Agreement.

Section 3.7

Completion Election

.  Seller has elected, or will do so prior to Closing, to participate in the completion of the Black Bass well currently being drilled as part of the exploration program under the Bontan IPI Agreement.

Section 3.8

Litigation

.  There are no actions, suits or proceedings pending, or to such Seller’s knowledge, threatened before any Governmental Authority or arbitrator against Seller or any of its Affiliates which are reasonably likely to impair Seller’s ability to perform its obligations under this Agreement.

Section 3.9

Liability for Brokers’ Fees

.  Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 4.1

Existence and Qualification

.  Purchaser is a company organized, validly existing and in good standing under the laws of the Cayman Islands.

Section 4.2

Power

.  Purchaser has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by Purchaser at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

Section 4.3

Authorization and Enforceability

.  The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Purchaser at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4

No Conflicts

.  The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated by this Agreement, will not (i) violate any provision of the memorandum and articles of association, articles of incorporation, by-laws or other organizational documents of Purchaser, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Purchaser is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Purchaser as a party in interest or (iv) violate any Laws applicable to Purchaser or any of its assets, except any matters described in clauses (ii), (iii) or (iv) above which would not have a material adverse effect on Purchaser or its properties.

Section 4.5

Litigation

.  There are no actions, suits or proceedings pending, or to such Purchaser’s knowledge, threatened before any Governmental Authority or arbitrator against Purchaser or any of its Affiliates which are reasonably likely to impair Purchaser’s ability to perform its obligations under this Agreement.

Section 4.6

Liability for Brokers’ Fees

.  Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

ARTICLE 5  COVENANTS OF THE PARTIES

Section 5.1

Public Announcements

.  No Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, the foregoing shall not restrict disclosures (a) that are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, or (b) to Governmental Authorities, provided, however, that the other Party shall have the right to review and provide reasonable comment prior to any disclosure under this Section.  Notwithstanding the foregoing exceptions, Seller shall not make any press release or other public announcement using the name of Purchaser or Polygon Investment Partners, LP or any of their respective Affiliates unless Seller provides Purchaser a written opinion of counsel stating that such disclosure is required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over Seller or its Affiliates.  Purchaser hereby acknowledges that upon the closing of the transactions contemplated by this Agreement, Seller will file a 6-K with the U.S. Securities and Exchange Commission disclosing the transactions reflected hereunder.  Seller shall not identify the name of Purchaser if in Seller’s counsel’s reasonable determination such disclosure is not necessary to comply with Seller’s SEC reporting obligations.

Section 5.2

Assumption of Obligations

.  Effective at Closing, and without limiting the obligations of any Party under Article 9, Purchaser agrees to assume and pay, perform, and discharge all obligations of Seller with respect to the Contract Interests, that, by the terms of such Contract Interests, arise after Closing, relate to periods following the Closing and are to be observed, paid, discharged or performed, as the case may be, in each case at any time after Closing, excluding any obligation to the extent it constitutes a violation of a representation or warranty made by Seller in this Agreement.

Section 5.3

Further Assurances

.  After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

ARTICLE 6  CONDITIONS TO CLOSING

Section 6.1

Conditions of Seller to Closing

.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

(a)

Representations.  The representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b)

Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)

No Action.  On the Closing Date, no suit, action, or other proceeding (excluding any such matter initiated by Seller or its Affiliates) shall be pending or threatened before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement or recover substantial damages from Seller or any Affiliate of Seller resulting therefrom, and no temporary restraining order, preliminary or permanent injunction or other order which would prevent the consummation of the transactions contemplated by this Agreement shall have been issued by any competent Governmental Authority or arbitrator; and

(d)

Consents and Waivers.  All material consents and approvals required for the consummation of the transactions contemplated by this Agreement shall have been granted.

Section 6.2

Conditions of Purchaser to Closing

.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a)

Representations.  The representations and warranties of Seller set forth in Article 3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b)

Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)

No Action.  On the Closing Date, no suit, action, or other proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) shall be pending or threatened before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement or recover substantial damages from Purchaser or any Affiliate of Purchaser resulting therefrom, and no temporary restraining order, preliminary or permanent injunction or other order which would prevent the consummation of the transactions contemplated by this Agreement shall have been issued by any competent Governmental Authority or arbitrator; and

(d)

Consents and Waivers.  All consents and approvals required for the consummation of the transactions contemplated by this Agreement shall have been granted.

(e)

Execution of Amended And Restated Indirect Participation Interest Agreement.  Simultaneously with the Closing, InterOil shall enter into an Amended and Restated Indirect Participation Interest Agreement with Purchaser or its designee, in form and substance acceptable to Purchaser in its sole and absolute discretion.

(f)

Material Adverse Change.  There shall not have occurred, in Purchaser’s reasonable discretion, since the Effective Date, an event, circumstance, change or effect that is reasonably likely to have a material adverse effect on the value or condition (financial or otherwise) of, or prospects arising from, the Contract Interests.

ARTICLE 7  CLOSING

Section 7.1

Time and Place of Closing

.  The consummation of the assignment and purchase of the Contract Interests contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at a time and location to be agreed among the Parties after all conditions in Article 6 to be satisfied prior to Closing have been satisfied or waived, subject to the provisions of Article 9.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 7.2

Obligations of Seller at Closing

.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 7.3.

(a)

Seller shall deliver or cause to be delivered to Purchaser the following:

(i)

An assignment and assumption agreement (an “Assignment”) with respect to the Contract Interests, duly executed by an authorized officer of Seller;

(ii)

A certificate duly executed by the secretary or any assistant secretary of Seller, dated as of the Closing, attaching and certifying on behalf of Seller (A) complete and correct copies of the articles of incorporation and bylaws of Seller, each as in effect as of the Closing, (B) the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby, (C) the incumbency of each officer of Seller executing this Agreement or any other documents in connection with the Closing, and (D) any required approval by the stockholders of Seller of this Agreement and the transactions contemplated hereby; and

(iii)

Any additional assignments or other documents reasonably required to consummate the transactions contemplated by this Agreement.

Section 7.3

Obligations of Purchaser at Closing

.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 7.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a)

Wire transfers of the Purchase Price in immediately available funds in U.S. Dollars to Seller;

(b)

An Assignment with respect to the Contract Interests duly executed by an authorized officer of Purchaser; and

(c)

Any additional assignments or other documents reasonably required to consummate the transactions contemplated by this Agreement.

ARTICLE 8  TAX MATTERS

Seller shall be responsible for all Taxes based upon or measured by gross proceeds, income, profits or capital gains of such Seller, including without limitation income Taxes arising as a result of any gain recognized by such Seller on the transfer of the Contract Interests.  Seller shall pay 100% of any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, documentary, stamp or transfer Taxes, recording fees or other Taxes and fees incurred and imposed upon, or with respect to, the transfer of the Contract Interests contemplated hereby.

ARTICLE 9  INDEMNIFICATION; LIMITATIONS

Section 9.1

Indemnification

.

(a)

From and after Closing, Purchaser shall indemnify, defend and hold harmless Seller from and against all Damages incurred or suffered by Seller

(i)

caused by or arising out of or resulting from Purchaser’s breach of any covenants or agreements contained herein, or

(ii)

caused by or arising out of or resulting from any material breach of any representation or warranty made by Purchaser contained in Article 4 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 7.3(c), but excepting in each case Damages suffered by Seller against which Seller would be required to indemnify Purchaser under Section 9.1(b) at the time the claim notice is presented as a consequence of a breach of Seller’s representations, warranties, covenants or agreements.

(b)

From and after Closing, Seller shall indemnify, defend and hold harmless Purchaser from and against all Damages incurred or suffered by Purchaser

(i)

caused by or arising out of or resulting from ownership of the Contract Interests prior to or on the Closing Date,

(ii)

caused by or arising out of or resulting from Seller’s breach of any covenants or agreements contained herein, or

(iii)

caused by or arising out of or resulting from any material breach of any representation or warranty made by the indemnifying Seller contained in Article 3 of this Agreement, or in the certificate delivered by Seller at Closing pursuant to Section 7.2(a), but excepting in each case Damages suffered by Purchaser against which Purchaser would be required to indemnify Seller under Section 9.1(a) at the time the claim notice is presented as a consequence of a breach of Purchaser’s representations, warranties, covenants or agreements.

The foregoing indemnity obligations of the parties shall include claims alleging or involving joint, concurrent or comparative negligence, but such indemnity shall not extend to liability resulting from the negligence or act of an Indemnified Party (including its employees, agents and independent contractors) where such negligence or act is the primary cause of the liability for which indemnity is sought.

(c)

“Damages”, for purposes of this Article 9, shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity.

(d)

The indemnity to which each Party is entitled under this Section 9.1 shall be for the benefit of and extend to such Party’s present and former Affiliates, and its and their respective directors, officers, employees, and agents.  Any claim for indemnity under this Section 9.1 by any such Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement.  No Indemnified Person other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of this Section 9.1 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 9.1(d).  Each of Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

Section 9.2

Indemnification Actions

.  All claims for indemnification under Section 9.1 shall be asserted and resolved as follows:

(a)

For purposes of this Article 9, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 9, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 9.

(b)

To make claim for indemnification under Section 9.1, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 9.2 shall not relieve the Indemnifying Person of its obligations under Section 9.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)

In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article 9.  If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, the Indemnifying Person shall conclusively be deemed obligated to provide the requested indemnification hereunder.  The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)

If the Indemnifying Person admits its obligation to indemnify the Indemnified Person, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 9.2(d).  An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all liability in respect of such Claim) or (ii) may adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)

If the Indemnifying Person does not admit its obligation to indemnify the Indemnified Person or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for five (5) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement.  If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

Section 9.3

Survival; Limitation on Actions

.

(a)

The representations and warranties and the covenants and agreements of the Parties shall survive the Closing for a period of two (2) years), except as may otherwise be expressly provided herein.

(b)

The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 9 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

ARTICLE 10  TERMINATION

Section 10.1

Termination

.  This Agreement may be terminated at any time prior to the Closing:

(a)

by mutual agreement of the Parties;

(b)

if all the conditions for Closing have not been satisfied or waived on or prior to July 7, 2005, by 5 p.m. Eastern Standard Time, this Agreement will be null and void; or

(c)

by any Party, if a permanent injunction or other order by a Governmental Authority shall have been issued and shall have become final and nonappealable which would make illegal or otherwise restrain in any material respect or prohibit the consummation of the Agreement.

Section 10.2

Notice of Termination

.  Any termination of this Agreement under Section 10.1 will be effective upon the delivery of written notice by the terminating Party to the other Parties.

Section 10.3

Effect of Termination

.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 3.9, 4.6, 11.3, 11.4, 11.11, 11.12, 11.13 and 11.14, all of which shall continue in full force and effect).  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall not relieve any Party from liability (including liability for consequential damages) for any failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing.

ARTICLE 11  MISCELLANEOUS

Section 11.1

Counterparts

.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 11.2

Notices

.  All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and delivered personally, by telecopy or by recognized courier service, as follows:

If to Seller:

47 Avenue Road, Suite 200

Toronto, Ontario, M5R 2G3 Canada

Attention:  Kam Shah

(416)361-6228 (fax)

If to Purchaser:

Kings Road Investments Ltd.

c/o Polygon Investment Partners LP

598 Madison Avenue, NY, NY 10128

Attn:

Erik Caspersen and Brandon Jones

Fax:

(212) 359-7303

Either Party may change its address for notice by notice to the other in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 11.3

Expenses

.  All expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by the Seller incurring such expense, shall be borne solely and entirely by such Seller, and, except as provided in Article 8, all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 11.4

Governing Law

.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 11.5

Captions

.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 11.6

Waivers

.  Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.7

Assignment

.  No Party shall assign or otherwise transfer all or any part of this Agreement without the prior written consent of the other Party and any transfer made without such consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 11.8

Records

.  At Closing, Seller shall deliver or cause to be delivered to Purchaser copies of the Records, provided that Seller may retain copies of the Records.

Section 11.9

Entire Agreement

.  This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 11.10

Amendment

.  This Agreement may be amended or modified only by an agreement in writing signed by both Parties and expressly identified as an amendment or modification.

Section 11.11

No Third-Person Beneficiaries

.  Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 9.1(d).

Section 11.12

References

.  In this Agreement:

(a)

References to any gender includes a reference to all other genders;

(b)

References to the singular includes the plural, and vice versa;

(c)

Reference to any Article or Section means an Article or Section of this Agreement;

(d)

Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)

Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

(f)

“Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

Section 11.13

Construction

.  The language this Agreement uses is the language that the Parties, represented by counsel, have chosen to express their mutual intent, and the rule of contra proferentum shall not be applied against either Party.

Section 11.14

Dispute Resolution

.

(a)

On the request of any Party hereto, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the Parties hereto in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof.  Any Party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

(b)

Any arbitration shall be administered by the American Arbitration Association (the “AAA”) in accordance with the terms of this Section, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act.  Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

(c)

Any arbitration shall be conducted before one arbitrator.  The arbitrator shall be a practicing attorney licensed to practice in the State of New York who is knowledgeable in the subject matter of the Dispute selected by agreement between the Parties hereto.  If the Parties cannot agree on an arbitrator within 30 days after the request for an arbitration, then any Party may request the AAA to select an arbitrator.  The arbitrator may engage engineers, accountants or other consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

(d)

To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA.  Arbitration proceedings shall be conducted in New York, New York.  Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law.  At the conclusion of any arbitration proceeding, the arbitrator shall make specific written findings of fact and conclusions of law.  The arbitrator shall have the power to award recovery of all costs and fees to the prevailing Party.  Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law.

(e)

All fees of the arbitrator and any engineer, accountant or other consultant engaged by the arbitrator shall be paid equally by the Parties involved in the dispute, unless otherwise awarded by the arbitrator.

[SIGNATURE PAGE FOLLOWS]

EXECUTION COPY

IN WITNESS WHEREOF, this Agreement has been signed by both Parties as of  the date first above written.

BONTAN CORPORATION INC.

Name:

Title:

KINGS ROAD INVESTMENTS LIMITED

Name:

Title:

EXECUTION COPY